Ventana Capital Partners

Investment Banking

January 15, 2008

Mr. Sanford H. Barber

President and Director

Wes Consulting, Inc.

4801 96th Street N

St. Petersburg Florida 33708

Re: Finders Fee Agreement: For the Proposed Acquisition & Purchase of the Common and Preferred shares of Wes Consulting, Inc.

Dear Mr. Barber:

Please let this Finders Fee Agreement serve to express the intentions of the parties concerning a proposed transaction whereby Ventana Capital Partners, Inc., a Nevada corporation (the “Finder”), will act as Finder for Wes Consulting, Inc., a Florida corporation (the “Company”), to locate a suitable purchaser(s) (the “Buyer”) to:

(i)

Acquire certain assets of the Company, including approximately ninety nine point ninety nine percent (99.99%) of the common shares of stock as set forth on Exhibit A attached hereto (the “Company Assets”);

(ii)

Merge or otherwise infuse into the Company a company with sufficient operations and financial history as determined by the Company in its sole and absolute discretion; and

(iii)

Acquire all of the Company’s shareholder lists, books, and records (the “Assigned Assets”) all as generally provided for below and to be specifically described and set forth in one or more definitive agreements, including, but not limited to Letter of Intent, Stock Purchase Agreement(s) (the “Definitive Agreement(s)”) to be executed by the parties hereto. In executing this Agreement, you acknowledge that you have the authority to sign any and all necessary agreements in order to consummate the transactions described hereunder, including the transfer of the Company Assets. In that regard, you individually and on behalf of the other shareholders, shall be referred to herein as “Seller”.

(iv)

Deliver to Seller’s escrow account either by cashier’s check or bank wire, an initial deposit of not less than Fifty Thousand Dollars ($50,000) (the “Initial Deposit”).

5782 Caminito Empresa Phone: 858.729.0075	La Jolla, CA 92037 Fax: 858.630.2918

Ventana Capital Partners

Investment Banking

Our Discussions & This Finders Fee Agreement

In entering into this Finders Fee Agreement, we are doing so on the basis of the information documents you have provided, as set forth below.

We understand that you are the major stockholder of the Company and that the total issued and outstanding common shares are 1,200,000 and the total issued and outstanding preferred shares are zero (0). Except as otherwise disclosed in the Company’s filings, there are no other persons who hold any options, warrants or rights which, upon exercise, would result in the issuance of additional shares of the Company’s capital stock.

We further understand that the Company has been a fully reporting company with the Securities and Exchange Commission (the “SEC”) and that the Company’s records have been audited by a CPA firm that is PCAOB compliant and that the Company’s common shares of stock are currently qualified fro trading on the OTC Bulletin Board under the symbol “WSCU”.

We also understand that you are the President and Chairman of the Board of Directors of the Company and that the Company’s Board of Directors has, by duly adopted resolutions, authorized and directed you to enter into this Finders Fee Agreement and subsequent Definitive Agreement(s) for the sale of the assets of the Company and on behalf of the Company.

As presently contemplated, we anticipate that the Definitive Agreement and/or Initial Deposit shall be executed on or before May 1st, 2008. This date is automatically extended upon execution of the Definitive Agreement or receipt of Initial Deposit.

In executing this Finders Fee Agreement, the Finder, the Company, and the Seller each acknowledge and confirm their intentions expressed herein with respect to the proposed transaction, this Finders Fee Agreement is a binding Agreement between the Company and the Finder.

In the event the parties fail to execute the Definitive Agreement or Initial Deposit by May 1st, 2008 regardless of the cause of reason, then this Finders Fee Agreement shall be extended on a non exclusive basis until the above described securities are sold or until December 31st, 2008, whichever comes first.

At present and on the basis of the information made available to us, we believe that an agreement can be reached upon the following general terms and conditions.

1.

Ownership of Company Assets. To the best of the Company’s knowledge without conducting an independent investigation thereof, the Company warrants and represents that:

(i)

Seller has authority to deliver at the time of Closing approximately ninety nine point ninety nine percent (99.99%) of the common shares of stock and one hundred percent (100%) of the preferred shares of Wes Consulting, Inc., located at 4801 96th Street N, St. Petersburg Florida 33708 with a full right to convey all right, title, and interest in the Company Assets both legally and beneficially to the Buyer free from the claims and interests of all third parties:

(ii)

 the Company Assets shall be, at Closing, unencumbered by any undisclosed rights, claims, or interests (including, but not limited to, all marital and community property interests) of any third party; and

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Investment Banking

(iii)

the Company Assets will be, upon Closing and upon transfer to the Buyer, free from all of said claims.

(iv)

its common shares of stock will be trading on the OTC Bulletin Board prior to the Closing of this Transaction

2.

Assignment of Assigned Assets. The Company warrants and represents that:

(i)

all of the Assigned Assets are and will, at the time of Closing, be free and unencumbered by any claims of any claims by any persons or other third party for delinquent payments, charges, late fees, or other similar or related amounts; and

(ii)

the Company shall, at Closing, provide the Buyer with such documents as Buyer deems appropriate and suitable (by way of estoppel or other arrangement) that will allow Buyer to confirm and be assured that there are no outstanding claims for any delinquent payments, charges, late fees, interest, or any other amounts due any persons or other third party on account of the Assigned Assets and that Buyer is able to assume obligations to each person arising on or after the Closing.

3.

Exclusive Period. Subject to Buyer’s satisfactory completion of its due diligence into the business, operations, and financial affairs of the Company and you, the Company and the Seller both jointly hereby grant the Finder an exclusive right to locate a Buyer for the Company’s common and preferred shares of stock as described in this agreement until May 1st, 2008 (the “Exclusive Period”). The Company and the Seller agree to notify Finder immediately if they have entered into any written agreement, commitment, or other understanding which provides for the sale or transfer of the Company Assets, the sale or transfer of the Company’s common or preferred stock, or both or any part of them during the Exclusive Period. Both the Company and Seller agree to automatically extend the Exclusive Period until Closing of the transaction occurs upon receipt of an executed Definitive Agreement and/or Initial Deposit by Buyer on or before May 1st, 2008. Should the Finder be unable to locate a suitable Buyer during the Exclusive Period then the Buyer will grant the Finder a non-exclusive right to locate a suitable Buyer until the above described securities are sold or December , 2008, whichever comes first.

4.

Terms for Acquisition of the Company Assets

4.1

Cash Offer

(i)

Should the Company and Seller accept the Cash Offer the Parties agree that, at Closing, the Seller will deliver to the Buyer approximately ninety nine point ninety nine percent (99.99%) of the common shares of stock, one hundred per cent (100%) of the preferred shares of stock and the Assigned Assets, in consideration of Buyer’s payment of Six Hundred and Fifty Thousand Dollars ($650,000) (the “ Cash Purchase Price”), excluding the Finders fees and additional fees from Buyer’s representatives.

4.2

Combination of Cash and Stock Offer

(ii)

Should the Company and Seller accept the Cash and Stock Offer the Parties agree that, at Closing, the Seller will deliver to the Buyer (a) a to be determined number of common shares of stock plus (b) cash as set for the in the Definitive Agreements. Seller will also deliver one hundred per cent (100%) of the preferred shares of stock and the Assigned Assets, in consideration of Buyer’s payment as described above (the “ Cash and Stock Purchase Price”), excluding the Finders fees and additional fees from Buyer’s representatives.

Ventana Capital Partners

Investment Banking

(iii)

The parties agree that subject to the Buyer’s completion of a satisfactory due diligence review of the Company, the Company’s Assets, and the transferability of the common and preferred shares of stock to the Buyer, Closing shall occur at 1:00 P.M., P.D.T., on the date designated in the Definitive Agreement(s), at the Law Offices as designated by the Finder (the Closing). At Closing:

(iv)

The Company and the Seller each acknowledges and agrees that:

(a) the Company shall, at Closing, transfer all right, title, and interest to the Company Assets (the preferred and common shares of stock) to the Buyer; and

(b) the Company shall, at Closing, transfer all right, title, and interest to the Assigned Assets to the Buyer.

(v)

The transfer of the Company Assets and the Assigned Assets shall be made in exchange for the Buyer’s payment at Closing, of the Purchase Price, as follows:

(a)

the delivery by Buyer, of a cashier’s check, issued on Buyer’s bank account and payable to Seller or Seller’s assignee, or wire transfer to an account(s) as designated by Seller or Seller’s assignee in an amount to be determined in the Definitive Agreements for the Cash Purchase Price but not less than Six Hundred and Fifty Thousand Dollars ($650,000) minus wire transfer fees but excluding fees from Finder and Buyers representatives or:

(b)

the delivery by Buyer, of a cashier’s check, issued on Buyer’s bank account and payable to Seller or Seller’s assignee, or wire transfer to an account(s) as designated by Seller or Seller’s assignee in an amount to be determined in the Definitive Agreement(s) of the Cash and Stock Purchase Price minus wire transfer fees but excluding cluding fees from Finder and Buyers representatives.

(c)

In the event that the Buyer incurs any material costs or liability or receives notice of any material adverse claim at any time from and after Closing which is due to any material misstatement or omission of material fact made by the Company, the Seller, or both of them, the Company shall have the right, after written notice and delivery of information to Seller and the Company describing any such costs, liability, or claim, deduct the costs, liability, to recover such costs in full from the Company or Seller.

5.

Finders Fees. Assuming the entire Purchase Price is delivered to the Company, the Company and the Seller acknowledge and agree that at “Closing” Finder will receive, directly out of proceeds from the escrow, all monies in excess of the Purchase Price (the “Finders Fee”) along with common or preferred shares due to him. Cash funds to be wired to an account as designated by the Finder. Shares of stock to be sent via FedEx to an address as designated by Finder.  Company and Seller agree to include instructions for wiring funds and delivery of shares of stock directly from the escrow to Finder or its assignee in the Definitive Agreement(s) and Escrow Agreement as designated by the Finder.

6.

Closing. The Company and the Seller acknowledge and agree that at Closing, the Company shall fully and unconditionally assume all responsibility for the payment, settlement, and compromise of all debts, commitments, obligations, or other indebtedness (whether accrued, contingent, or otherwise) that the Company may have on the date of Closing and any that may be asserted at any time after Closing if the same arose out of

Ventana Capital Partners

Investment Banking

or are related to the operations of the Company, the Seller, or both of them prior to Closing. Notwithstanding the foregoing, the Company and Seller both warrant and represent that at Closing the aggregate amount of the debts, commitments, obligations, or other indebtedness (whether accrued, contingent, or otherwise) of the Company shall be less than One Thousand Dollars ($1,000) (the “Maximum Indebtedness”).

7.

Condition of Satisfactory Due Diligence. The proposed terms and statements of intention set forth in this Finders Fee Agreement are based on the assumptions that:

(i) each party shall be entitled to conduct the appropriate and necessary due diligence to the satisfaction of the party conducting the due diligence.

(ii) upon satisfactory review of the due diligence by Buyer and Seller each will proceed with the completion of the Definitive Agreements.

8.

Access and Information. In connection with the preparation of the Definitive Agreement(s) and consummating the transaction, the Company shall provide full and complete access to the Finder and/or the Buyer, its legal counsel, accountants, lender and other authorized representatives during normal business hours as well as other reasonable times to the files, books, properties, contracts, financial data, operating data and all other pertinent records so as to enable Finder and/or the Buyer to fully conduct its due diligence review of the assets and business and the assets to be purchased from the Seller. The Buyer and Finder agree to keep all information provided as confidential whether marked as such or not.

9.

Stock Purchase Agreement(s). Once the Company has been notified that the Initial Deposit of Fifty Thousand Dollars ($50,000) has been placed in an escrow account, as determined by the Finder, then promptly thereafter the Buyer’s counsel shall commence the preparation of a draft of the additional Definitive Agreement(s) to be entered into by the Finder, the Buyer, the Seller, and the Company. The Definitive Agreement(s) shall contain the detailed terms and conditions governing the transaction, as well as certain mutually agreed upon representations, warranties and indemnifications by each of the parties and their respective counsel will promptly proceed to negotiate and finalize the specific terms and related other documents to the mutual satisfaction of all parties, all as intended by this Finders Fee Agreement.

10.

Right of Refusal.  Seller and/or the Company reserve the right to decline any offer from a potential Buyer for any reason whatsoever.

11.

Ordinary Course of Business. The Seller and the Company agree that the Company will operate and maintain its assets, properties, and business, administer its accounts, solicit sales and service orders during the period from the date hereof through the Closing, in the ordinary course of business, and in accordance with past practice and, as long as the Buyer shall not participate in or influence the day-to-day operations of the Company, the Buyer shall be given access to and information about such day-to-day operations until Closing.

12.

Other Provisions: The Stock Purchase Agreement(s) will also provide, among other things, a requirement that counsel to the Seller provide a legal opinion, acceptable to the Buyer, opining as to the status and transferability of common and preferred shares of stock.

13.

Conditions to Closing: The transaction shall be subject to and conditioned upon the following:

(a.)

Completion, execution and delivery by the parties of the Definitive Agreement(s); and

(b.)

Approval of the transaction and the Definitive Agreement(s) by the Boards of Directors of

Ventana Capital Partners

Investment Banking

the Buyer and the Company prior to execution of the Definitive Agreement(s); and

(c.)

Receipt by the Company prior to the Closing Date, of such approvals and other consents deemed necessary or appropriate by them from any governmental authorities, and from any private third parties to permit the consummation of the transaction contemplated herein.

(d.)

Satisfaction of due diligence review by the parties; and

(e.)

No material adverse changes not otherwise disclosed in detail in writing to the Buyer prior to execution of the Definitive Agreement(s) shall have occurred with, in or to the Company’s business, or its CEO, and both of them, after the date of the last financial statement, in the results of the operations, business, assets, liabilities, or affairs of all of them.

14.

Confidentiality.

(a) Subject to the Buyer's duties and obligations under the Securities Act of 1933, it is agreed by the Buyer that any information concerning the business or operations of the business of the Company, disclosed to Buyer or its counsel, accountants, representatives or financial institutions prior to or after the date of this Letter of Intent shall be treated as confidential, unless such information is of public record or knowledge or becomes available to the Buyer on a non-confidential basis from a source other than the Seller or the Company or its representatives. The Buyer shall not use such information for any purpose other than for evaluating the transaction contemplated by this Finders Fee Agreement.

(b.) It is agreed by the Seller and the Company that any information concerning the business or planned operations of the Buyer which is disclosed to the Seller or the Company or both of them, or their legal counsel, accountants, representatives of financial institutions prior to or after the date of this Letter of Intent shall be deemed confidential, unless such information is of public record or knowledge or becomes available to the Seller or the Company on a non-confidential basis from a source other than the Buyer or its representatives. Both the Seller and the Company shall not use such information for any purpose other than for evaluating the transaction between the Buyer and the Seller and between Buyer and the Company.

(c.) In the event that the parties fail to execute the Initial Deposit or Definitive Agreement by May 1st, 2008 the Buyer shall promptly redeliver to the Seller and the Company all confidential information concerning the Buyer and the Seller, or both of them, and the Buyer shall not retain any copies, extracts or other reproductions, in whole or in part, of such confidential information.

(d.) The Parties agree that prior to Closing, neither will make any public disclosure of this proposed transaction without the prior consent of the other, except as otherwise legally required.

15.

Exclusivity: Upon the execution of the this Finders Fee Agreement by the parties, the Seller and the Company both agree that each will not, as of the date at which the parties enter into this Finders Fee Agreement, negotiate, through affiliates or otherwise, with any other entity or individual with respect to, or effect, the transaction contemplated in this Finders Fee Agreement.

16.

Governing Law and Venue. All questions concerning this Agreement, including the construction thereof, and the rights and liabilities of the Seller and Finder hereunder shall be interpreted and enforced in accordance with the laws of the State of California as applied to contracts that are executed and performed

Ventana Capital Partners

Investment Banking

entirely within the State.  For purposes of this Agreement and the resolution of all disputes in connection therewith, sole and proper venue shall be the County of San Diego, State of California.

If this letter properly sets forth our mutually agreeable understanding with respect to the above matters, please so indicate by executing both originals of this Letter of Intent in the space provided below, and return one such original to me at your earliest convenience.

Very truly yours,

SEE NEXT PAGE for SIGNATURE PAGE

Ventana Capital Partners

Investment Banking

SIGNATURE PAGE

Ventana Capital Partners, Inc.

Date: January 15, 2008____________ By:         /s/RALPH AMATO

Ralph Amato

President

ACCEPTED AND AGREED TO ON BEHALF OF THE SELLER AND THE COMPANY

Wes Consulting, Inc

Date: ____January 15, 2008_________ By:     /s/SANFORD H. BARBER

Mr. Sanford H. Barber

CEO/Director Wes Consulting, Inc.

Representing Certain Selling Shareholders (“Seller”)

Date: ____January 15, 2008_________ By:     /s/SANFORD H. BARBER

Mr. Sanford H. Barber

Ventana Capital Partners

Investment Banking

EXHIBIT A

Overview of Shares to be Delivered

Title of Class	Name of Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (%)
Common	All Officers and Directors as a Group consisting of five persons	966,000	80.5
Common	39 Non Affiliate Shareholders	234,000	19.5